Exhibit 10.1

CONSULTING AND SEVERANCE AGREEMENT
This CONSULTING AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between Avid Technology, Inc., a Delaware corporation (the “Company”) and Karl E. Johnsen (the “Consultant” and together with the Company, the “Parties”) on July 19, 2013.
WHEREAS, until July 19, 2013, the Consultant served as Vice President, Chief Accounting Officer and Controller of the Company in accordance with the terms set forth in an Offer Letter dated September 24, 2012 (the “Offer Letter”);
WHEREAS, the Offer Letter provides for certain separation benefits to the Consultant if the Consultant's employment is terminated without Cause (as defined in the Offer Letter) and certain conditions are met;
WHEREAS, the Consultant and the Company wish to set forth the consequences of such termination;
WHEREAS, the Consultant wishes to receive the severance pay provided hereunder, receipt of which is expressly conditioned upon effectiveness of this Agreement; and
WHEREAS, the Consultant and the Company wish to provide for the Consultant's ongoing assistance to the Company as a consultant during the Consulting Period (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this document and the payment of the severance pay hereunder, which shall be paid by the Company to the Consultant in accordance with this Agreement, it is hereby agreed by and between the parties as follows:

1.	Termination, Consulting Period; Consulting Fees.

(a)    Effective on the date of this Agreement, the Consultant's employment with the Company has terminated (“Separation Date”).
(b)    For the period commencing on the Separation Date and three months thereafter (the “Consulting Period”) the Consultant shall continue to provide services to the Company on a non-exclusive basis. The Consultant shall not be required to commit in excess of 45% of his average working time while an Consultant of the Company to providing services as a non-employee consultant. Such services shall consist of assisting the Company (i) with the ongoing accounting evaluation, (ii) the transition of Consultant's duties, and (iii) with specific projects as directed by the Company's Executive Vice President, Chief Financial Officer and Chief Administrative Officer or Vice President of Finance. The Consultant shall also provide assistance with respect to any investigative, administrative or regulatory proceeding as requested from time to time.
(c)    During the Consulting Period, and unless the Parties agree otherwise in writing, the Company shall pay the Consultant a consulting fee of $20,833 per month (such fees, the “Consulting Fees”), payable monthly in arrears. The Company shall reimburse the Consultant for all reasonable business expenses incurred by the Consultant during the Consulting Period in connection with providing the consulting services hereunder. The Consultant shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company's expense reimbursement policy. The Company shall not withhold or deduct from the Consulting Fee any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Consultant. The

Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the compensation described in this Section 1(c) and shall hold the Company and its affiliates and their officers, directors and Consultants harmless from any liability arising from the Consultant's failure to comply with the foregoing provisions of this sentence.
(d)    Either Party may terminate the Consulting Period at any time on 14 days' prior written notice to the other Party. If the Consulting Period is terminated by the Company for any reason prior to the end of the Consulting Period, the Consultant shall be entitled to (i) payment of the Consulting Fee accrued for the portion of the Consulting Period completed as of the date of termination, (ii) payments for any expenses incurred in accordance with Section 1(c), in each case payable at the regularly scheduled time, and (iii) any Consulting fees that would be due had the original three-month Consulting Period been completed, provided that the Consultant has met all of the eligibility requirements for Severance Benefits described in Sections 2 and 3 below. Except as set forth in Section 5, upon termination of the Consulting Period, no other payment shall be due hereunder.
(e)    It is understood by the Parties hereto that the Consultant shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. The Consultant shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates, except as may be elected by the Executive pursuant to COBRA or as set forth in Section 5.c below.
(f)    EXCEPT FOR A BREACH OF THE NON-DISCLOSURE AGREEMENT BY THE CONSULTANT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOST PROFIT DAMAGES, ARISING IN CONNECTION WITH CONSULTANT PROVIDING SERVICES TO THE COMPANY PURSUANT TO THE TERMS HEREOF DURING THE CONSULTING PERIOD, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

2.
Eligibility for Certain Payments and Benefits. Provided that the Agreement becomes effective in accordance with Section 3 hereof and that Consultant does not breach any of his obligations to the Company as set forth in this Agreement or the Non-disclosure Agreement, the Parties agree that the Consultant will be entitled to the severance payments and benefits described in Section 5 hereof (the “Severance Benefits”), which shall be paid or provided in such amounts and in such manner as is described in Section 5 below. If the Agreement does not become effective (i) the Consultant will not be entitled to the Severance Benefits and the Company will only pay Consultant the payments described in Section 4, and (ii) the Consultant may elect to continue receiving group medical, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), starting in the month after the Separation Date, in which case Consultant shall pay all premium costs on a monthly basis for as long as, and to the extent that, Consultant remains eligible for COBRA continuation.

3.
Effectiveness of Agreement. This Agreement becomes effective, if Consultant (A) within forty-five (45) days from the Separation Date executes this Agreement and returns it to Company's General Counsel, Chief Administrative Officer or Vice President of Human Resources, and does not revoke the Agreement in writing and sends such revocation to one of the aforementioned officers within seven (7) days from execution and (B) executes the Company's standard form Non-disclosure and

Invention Assignment Agreement (“Non-disclosure Agreement”). If the Consultant (i) does not timely execute the Agreement, (ii) timely revokes the Agreement, or (iii) does not timely execute the Non-disclosure Agreement, this Agreement shall be null and void, ab initio and the Consultant will not be entitled to the Severance Benefits.

4.
Accrued Benefits. No longer than 5 days following the Separation Date, the Company shall pay the Consultant all accrued and unpaid wages and any unused vacation time and/or paid time off accrued through the Separation Date.

5.	Severance Benefits.

(a)Salary Continuation. Subject to the satisfaction of the conditions described in Section 3, the Company shall pay the Consultant salary continuation in a lump sum payment of $125,000 within ten (10) business days of the effectiveness of this Agreement.

(b)Payment in Respect of Bonuses. Subject to the satisfaction of the conditions described in Section 3, the Consultant shall remain eligible for an annual bonus for (i) the fiscal year 2012, and (ii) if an annual executive bonus plan is approved for the fiscal year 2013, for the fiscal year 2013. In each case, such annual bonus shall only be paid if and when such bonuses are approved by the Compensation Committee and are paid to other officers who remain employed with the Company and such bonus shall be pro-rated by the number of months Consultant was employed by the Company during 2012 and 2013.

(c)Benefits. Subject to the satisfaction of the conditions described in Section 3 and to the extent then permitted by applicable law, the Company shall pay the Executive the gross amount of $11,206.91 in full satisfaction of the Company's obligations pursuant to the Offer Letter to continue to cover the Consultant's group medical, dental and vision insurance coverage for six (6) months following the Separation Date, such payment shall be made on the first regular pay date following the effectiveness of this Agreement.

(d)Treatment of Equity Awards. All of the Consultant's outstanding unvested equity awards shall be forfeited on the Separation Date.

(e)Other Matters. The Consultant hereby acknowledges that, in connection with his termination of employment with the Company or any event subsequent to such termination, the Consultant shall not be entitled to receive from the Company or an affiliate any severance pay or benefits except as described in Section 4 and this Section 5 and that the payments and benefits described in this Section 5 are in full satisfaction of the Company's severance obligations to the Consultant. All payments and benefits referenced hereunder other than the Consulting Fee shall be subject to required tax withholding.

(f)Outplacement Services. Company will provide Consultant with outplacement services with an outplacement firm of the Company's choosing that provides professional job search support services during Consultant's period of eligibility for such services.

(g)Expense Reimbursement. Company will reimburse Consultant for any expenses properly claimed for reimbursement under the Company's policies while Consultant was employed by Company.

6.	Offer Letter. This Agreement supersedes the Offer Letter.

7.
Section 409A. The Company and the Consultant each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto ("Section 409A") and that each party's tax reporting shall be completed in a manner consistent with such view. The Company and the Consultant each agree that upon the Separation Date, the Consultant will experience a "separation from service" for purposes of Section 409A.

8.
Release. In consideration of the payment of the Severance Benefits and the opportunity to earn Consulting Fees, which Consultant acknowledges Consultant would not otherwise be entitled to receive, Consultant hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, assigns, insurers, employees and representatives (each in their individual and corporate capacities, and collectively referred to hereinafter as the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, penalties, interest and expenses (including attorneys' fees and costs), of every kind and nature that Consultant ever had or now has against any or all of the Released Parties, whether existing or contingent, known or unknown, including but not limited to: (i) any and all claims arising out of or relating to Consultant's employment with and/or separation from any of the Released Parties (including, without limitation, any tax liabilities applicable to compensation or benefits with respect to such employment and/or separation) or arising out of Consultant's relation in any capacity to any of the Released Parties; (ii) any and all claims under any Federal, state, or local constitution, law, or regulation, including (without limitation) any claims for whistleblowing or retaliation; (iii) any and all claims for discrimination, harassment, or retaliation on any prohibited basis (including claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. or any other law prohibiting age discrimination); (iv) any and all claims for compensation of any kind whether under any agreement between the parties or under the Massachusetts Wage Act or any other law; (v) any and all contract, tort or common law, statutory or equitable claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, whistleblowing, and breach of contract; breach of the covenant of good faith and fair dealing; unfair competition; and (vi) any and all claims to any non-vested ownership interest in the Company, contractual or otherwise. This release is intended to be all encompassing and to act as a full and total release of all claims, whether specifically enumerated above or not, that Consultant may have or have had against any or all of the Released Parties up to the date Consultant signs this Agreement but nothing therein prevents Consultant from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that Consultant may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation of this Agreement.

Consultant understands and agrees that by entering into this Agreement, Consultant is waiving any and all rights or claims Consultant might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Consultant has received consideration beyond that to which Consultant was previously entitled.

9.
Return of Company Property and Information. Within five calendar (5) days following the end of the Consulting Period or at such later date as may be agreed to by the Company, Consultant shall return to the Company all materials containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to Company which in each case is in Executive's possession or control. The term Company Information as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information, which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company.

10.
Cooperation. The Consultant agrees that to the extent the Company deems Consultant's cooperation necessary, Consultant will cooperate with the Company and its respective counsel in connection with any internal, governmental, or regulatory investigations, and in any litigation, arbitration, or regulatory proceedings brought by or against the Company. Consultant will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling Consultant's obligations under this provision, subject to the Company's then-prevailing policies for employee expense reimbursement.

11.
Non-Disparagement. Consultant agrees that he will not comment in a detrimental fashion, or make any disparaging remarks on any past or current circumstances in regard to his employment (including the termination of his employment) with the Company or about the Company's business affairs or financial condition. This provision, however, will not prevent Consultant from making truthful statements in any internal, governmental, or regulatory investigations, and in any litigation, arbitration, or regulatory proceedings brought by or against the Company or in any other court proceeding when requested to do so.

12.
Compliance with this Agreement's Terms. The severance payments and other benefits the Company has offered to Consultant, as described in this Agreement, are in excess of the amounts and benefits that Consultant would be otherwise be entitled to receive. The Company's willingness to enter into this Agreement and make such payments and provide such benefits are in consideration of Consultant's agreement to abide by the terms of this Agreement and the Non-disclosure Agreement, particularly the agreements provided herein regarding confidential information, return of company property, non-disparagement and cooperation. If Consultant breaches any of the provisions of this Agreement, the Company shall have the right to cease making the payments and providing the benefits specified above. In addition, Consultant acknowledges that a breach by Consultant of the foregoing provisions relating to confidentiality, return of Avid property, non-disparagement, and cooperation would constitute irreparable harm to the Company for which a remedy at law would be inadequate, and accordingly, Consultant consents to the Company obtaining injunctive relief in the event of any such breach without being required to post a bond. Consultant agrees that if bond is mandated by applicable law, the Consultant will not dispute the Company's request to post only the minimum bond required by such law. Consultant agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including but not limited to reasonable attorneys' fees incurred by the Company arising out of any action at law or equity or other proceedings the Company finds necessary to enforce the terms covenants or conditions of this Agreement.

13.	Time and Disclosures. Consultant acknowledges that he has been given at least forty-five (45) days to consider whether to execute this Agreement.

14.	Acknowledgement. The Consultant acknowledges that:

(a)The Consultant has carefully read all provisions of this Agreement and fully understands what those provisions mean.

(b)The Consultant has been advised by the Company of his or her right to review this Agreement with his legal counsel and other advisors prior to executing it.

(c)The Consultant is entering into this Agreement of the Consultant's own free will and choice, without being pressured, forced or coerced into signing in exchange for good and valuable consideration on the part of the Company. The Consultant is in good health and of sound mind, and there is no reason why the Consultant would be unable to make a knowing and voluntary decision to agree to this Agreement.

(d)The Consultant understands and agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered and the remainder of the Agreement shall remain valid and enforceable in accordance with its terms.

15.	No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Consultant, the Company or any of its affiliates.

16.
Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. Consultant hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts, (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

17.
Entire Agreement. This Agreement, together with any confidentiality, non-disclosure, inventions or similar agreement (including the Non-disclosure Agreement) executed by the Consultant with the Company represent the entire agreement of the parties regarding the subject matter hereof. The Consultant represents that, in executing this Agreement, the Consultant has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

THE CONSULTANT IS ADVISED TO READ THIS AGREEMENT AND THE RELEASE CONTAINED HEREIN CAREFULLY. THIS AGREEMENT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY THE CONSULTANT TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND THE OTHER RELEASED PARTIES DESCRIBED IN SECTION 8).
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date written below.

AVID TECHNOLOGY, INC.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Date: July 24, 2013

/s/ Karl E. Johnsen Karl E. Johnsen	Date: July 24, 2013